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                                                                   Exhibit 99-6



                                                            ________, 1995


PECO Energy Company
P.O. Box 8699
Philadelphia, PA  19101


                              LETTER OF AGREEMENT


                 This Letter of Agreement (the "Agreement") sets forth the terms and conditions under which Georgeson & Company, Inc. ("Georgeson") has been retained by PECO Energy Company, a Pennsylvania corporation (the "Company") as Information Agent for the Company's offer to exchange up to 5,400,000 depositary shares, each representing a one-fourth interest in a share of $7.96 Cumulative Preferred Stock of the Company in a transaction pursuant to which participants in the offer will ultimately receive Trust Receipts, each representing a ____% Cumulative Monthly Income Preferred Security, Series B, representing limited partner interests issued by PECO Energy Capital, L.P., a limited partnership formed under the laws of the State of Delaware (the "Offer"). The term of the Agreement shall be for the term of the Offer, including any extensions thereof.

                 1. During the term of the Agreement, Georgeson will: provide advice and consultation with respect to the planning and execution of the Offer, assist in the preparation and placement of newspaper advertisements, assist in the distribution of the documents relating to the Offer to brokers, banks, nominees, institutional investors and other shareholders and investment community accounts, answer collect telephone inquiries from shareholders (including beneficial holders) and their representatives and if requested, call individuals who are beneficial or registered holders. Georgeson also agrees that it will only communicate or distribute to brokers, banks, nominees, institutional investors and other shareholders (including beneficial holders) and investment community accounts information which is in conformity with the Offering Circular/Prospectus for the Offer, the exhibits thereto or the documents incorporated by reference therein.



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                 2.       The Company will pay Georgeson a fee of $_________,
                          of which half is payable in advance in accordance with the enclosed invoice and the balance thereof at the expiration of the Offer, plus an additional fee to be mutually agreed upon if the Offer is extended more than fifteen days beyond the initial expiration date. Georgeson will also charge an additional fee of _____ for each telephone call received from or made to individuals who are registered holders or NOBO holders. In addition, the Company will reimburse Georgeson for reasonable costs and expenses incurred by Georgeson in fulfilling the Agreement, including but not limited to: expenses incurred by Georgeson in the preparation and placement of newspaper advertisements (including typesetting and space charges), postage and freight charges incurred by Georgeson in the delivery of documents, charges for production of shareholder lists (paper, computer cards, etc.), statistical analyses, mailing labels or other forms of information requested by the Company or its agents and other expenses or disbursements authorized by the Company or its agents, provided that any expenses in an amount over $3,000 shall be approved in advance by the Company.

                 3. If requested, Georgeson will check, itemize and pay, on behalf of the Company, from funds provided by Georgeson, the charges of brokers and banks for forwarding material relating to the Offer to beneficial owners. To ensure that Georgeson has sufficient funds in the Company's account relating to the Offer to pay these bills promptly, the Company hereby agrees to provide Georgeson, at the time Georgeson completes the initial delivery of this material, with a preliminary payment equal to 75% of the anticipated broker and bank charges for distributing this material. For this service, the Company will pay Georgeson Five dollars and fifty cents ($5.50) for each broker and bank invoice paid by Georgeson. If the Company prefers to pay these bills directly, this provision should be stricken out and initialed by an authorized signatory of the Company and returned to Georgeson.

                 4.       Georgeson hereby agrees not to make any
                          representations or warranties that are not included in the documents relating to the Offer.

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                 5.       The Company agrees to indemnify and hold Georgeson
                          harmless against any loss, damage, expense
                          (including, without limitation, legal and other related fees and expenses), liability or claim arising out of Georgeson's fulfillment of the Agreement (except for any loss, damage, expense, liability or claim arising out of Georgeson's own negligence or misconduct or a breach of this Agreement). At its election, the Company may assume the defense of any such action. Georgeson hereby agrees to advise the Company of any such liability or claim promptly after receipt of any notice thereof. The indemnification contained in this paragraph will survive the term of the Agreement.

                 6. Georgeson agrees to preserve the confidentiality of all non-public information provided by the Company or its agents for use by Georgeson in providing services under this Agreement and any information developed by Georgeson based upon such non-public information.

                 7. This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles.

                 By executing the Agreement below the undersigned agrees to be bound by its terms.

                                                  Sincerely,


                                                  GEORGESON & COMPANY INC.



                                                  By:
                                                     --------------------------
                                                  Name:
                                                  Title:
                                                  Date:

ACCEPTED:

PECO ENERGY COMPANY


By:
   ---------------------------
Name:
Title:
Date: